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                                                                   EXHIBIT 10(n)

                                AMENDMENT TO THE

                           TRW DIRECTORS' PENSION PLAN

               (As Amended and Restated Effective August 1, 1990)


The TRW Directors' Pension Plan is hereby amended, effective as of the close of business on June 30, 1997, as follows:

         FIRST: The definition of "Last Annual Retainer" is hereby amended to provide as follows:

                  "Last Annual Retainer": an amount equal to the base annual retainer as of June 30, 1997 ($30,000.00) plus the value of the August 1, 1996 stock distribution ($22,656.25); such amount shall not be reduced by the amount of any deferrals elected by the Director under the "Deferred Compensation Plan for Non-Employee Directors of TRW Inc." and does not include fees paid for attending meetings or for serving as Chairperson of any Committee of the Directors.

         SECOND: The definition of "Normal Retirement Age" is hereby amended to provide as follows:

                  "Normal Retirement Age": age 72, or such other age as may be determined in the future by the Directors under their policy relating to retirement of Directors.

         THIRD: The definition of "Participant" is hereby amended to provide as follows:

                  "Participant": a Director who has commenced, prior to June 30, 1997, but has not terminated, participation in the Plan as provided in Article II and has not been an employee of the Company or any of its subsidiaries.

         FOURTH: The definition of "Years of Service" is hereby amended to provide as follows:

                  "Years of Service": all periods of a Participant's service as a Director with each period commencing on the effective date of his or her election as a Director and ending with the earlier of June 30, 1997 or his or her Termination of Services. A partial year of service is equal to one Year of Service.


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         FIFTH: A new Section 2.3 is hereby added to the Plan to provide as follows:

                  2.3      Cessation of Participation
                           --------------------------

                  Notwithstanding the foregoing provisions of this Article II, effective as of the close of business on June 30, 1997, no new Directors shall become Participants in the Plan.

         SIXTH: Section 10.2 is hereby amended to provide as follows:

                  10.2     Non-Alienation of Benefits
                           --------------------------

                  Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, in advance of actual receipt, any benefit provided under the Plan. Any such attempted assignment or transfer shall be ineffective; TRW's sole obligation under the Plan shall be to pay benefits to the Participant, his beneficiary or his estate, as appropriate. No part of any Plan benefit shall, prior to actual payment, be subject to the payment of any debts, judgments, alimony or separate maintenance owed by a Plan Participant or any other person; nor shall any Plan benefit be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, except as required or permitted by law.

In all other respects, the TRW Directors' Pension Plan is hereby ratified and confirmed.